SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 402 (To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Trade Date: 3/7/2005 Issue Date: 3/10/2005

The date of this Pricing Supplement is 3/7/2005

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FSZ3	N/A	3/15/2015	100%	2.00%	Monthly	04/15/05	No	No		14,463,000	14,173,740.00	N

Floating Rate Index	Spread	Reset Period(4)	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
*CMT	0.00%	Monthly	30/360	N/A	4%

*
The interest rate will be 10 year CMT x .80

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

(4)
On the Interest Determination Date, which is two Business Days prior to each Reset Date, the Calculation Agent will establish the new rate based on the index rate as published in H.15 (519).